TERMS AGREEMENT

WorldCom, Inc.
500 Clinton Center Drive
Clinton, Mississippi 39056

                                                                    May 19, 2000

Dear Sirs:

                  We (the "Managers") understand that WorldCom, Inc., a Georgia corporation (the "Company"), proposes to issue and sell to the several underwriters named below (the "Underwriters") $1,500,000,000 aggregate principal amount of its Floating Rate Notes due 2001 (the "2001 Notes"), $1,000,000,000 aggregate principal amount of its 7.875% Notes due 2003 (the "2003 Notes"), $1,250,000,000 aggregate principal amount of its 8.000% Notes due 2006 (the "2006 Notes") and $1,250,000,000 aggregate principal amount of its 8.250% Notes due 2010 (the "2010 Notes") (collectively, the "Offered Securities").

                  Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell all of the offered Securities, and each of the Underwriters named below agrees, severally and not jointly, to purchase the respective principal amount of Offered Securities set forth opposite its name below, in the case of the 2001 Notes at a purchase price of 99.850% of the principal amount of such securities, in the case of the 2003 Notes at a purchase price of 99.291% of the principal amount of such securities, in the case of the 2006 Notes at a purchase price of 98.560% of the principal amount of such securities, in the case of the 2010 Notes at a purchase price of 98.039% of the principal amount of such securities, plus accrued interest, if any, from May 24, 2000 to the date of payment and delivery.

                                          Principal                Principal                Principal                Principal
                                        Amount of 2001           Amount of 2003           Amount of 2006           Amount of 2010
         Name                               Notes                    Notes                    Notes                     Notes
         ----                               -----                    -----                    -----                     -----
Salomon Smith Barney Inc.                $600,000,000             $400,000,000             $518,750,000             $484,375,000
J.P. Morgan Securities Inc.               450,000,000              300,000,000              375,000,000              375,000,000
Banc of America Securities LLC            112,500,000               75,000,000               93,750,000               93,750,000
Chase Securities  Inc.                    112,500,000               75,000,000               93,750,000               93,750,000
Lehman Brothers Inc.                      112,500,000               75,000,000               93,750,000               93,750,000
Blaylock & Partners, L.P.                  22,500,000               15,000,000               18,750,000               18,750,000
Credit Suisse First Boston
Corporation                                22,500,000               15,000,000               18,750,000               18,750,000
Deutsche Bank Securities Inc.              22,500,000               15,000,000                        0               34,375,000
Goldman, Sachs & Co.                       22,500,000               15,000,000               18,750,000               18,750,000
 UBS Warburg LLC                           22,500,000               15,000,000               18,750,000               18,750,000

Total                                  $1,500,000,000           $1,000,000,000           $1,250,000,000           $1,250,000,000



                  The Underwriters will pay for such offered Securities upon delivery thereof at the offices of Cravath, Swaine & Moore,

825 Eighth Avenue, New York, New York, at 10:00 a.m, (New York time) on May 24, 2000 or at such other time, not later than 10:00 a.m. (New York time), on such date as shall be jointly designated by the Underwriters and the Company.

                  The Offered Securities shall have the terms set forth in the Prospectus dated May 12, 2000 (the "Prospectus"), and the Prospectus Supplement dated May 19, 2000 (the "Prospectus Supplement"), including the following:

Maturity Date: 2001 Notes -- November 26, 2001; 2003 Notes -- May 15, 2003; 2006
         Notes -- May 15, 2006; 2010 Notes -- May 15, 2010;

Interest Rate: 2001 Notes -- 3-Month LIBOR plus 23 basis points; 2003 Notes --
         7.875%; 2006 Notes -- 8.000%; 2010 Notes -- 8.250%;

Redemption Provisions: The Notes due 2006 and the Notes due 2010 will be redeemable, as a whole or in part, at the option of the Company, at any time or from time to time, on at least 30 days but not more than 60 days prior notice at respective redemption prices equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments discounted on a semiannual basis at the treasury rate plus (a) 25 basis points for the 2006 Notes, or (b) 30 basis points for the 2010 Notes, plus in each case accrued interest to the date of redemption.

Interest Payment Dates: For the 2003 Notes, 2006 Notes and the 2010 Notes -- May 15 and November 15, commencing November 15, 2000. For the 2001 Notes -- February 24, May 24, August 24 and November 24, commencing August 24, 2000.

Form and Denomination: The offered Notes initially will be represented by one or more global securities deposited with the Depository Trust Company and registered in the name of the nominee thereof. Each of the Notes will be available for purchases in denominations of $1,000 and integral multiples thereof, in book-entry form only.

Senior or Subordinated:    Senior

Other Terms: Each of the Underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this Prospectus Supplement or the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company, except as set forth herein. In particular, each underwriter has represented and agreed that:

         1. It has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995.

         2. It has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

         3. It has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

         4. It will not offer or sell any Notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or resale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, "Japanese person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

                  All communications with the Underwriters will be in writing and effective only upon receipt, and will be mailed, delivered or telegraphed and confirmed to them in care of Salomon Smith Barney Inc., General Counsel (fax no.: (212) 816-7071), 388 Greenwich Street, New York, New York, 10013.

                  All provisions of the Underwriting Agreement dated May 19, 2000, among WorldCom and the Underwriters (the "Standard Provisions"), are herein incorporated by reference in their entirety and shall be deemed to be a part of this agreement to the same extent as if such provisions had been set forth in full herein.

                  Please confirm your agreement by having an authorized officer sign a copy of this agreement in the space set forth below and returning the signed copy to us.

                                         Very truly yours,

                                         SALOMON SMITH BARNEY INC.
                                         J.P. MORGAN SECURITIES INC.
                                         BANC OF AMERICA SECURITIES LLC
                                         CHASE SECURITIES INC.
                                         LEHMAN BROTHERS INC.
                                         BLAYLOCK & PARTNERS, L.P.
                                         CREDIT SUISSE FIRST BOSTON CORPORATION
                                         DEUTSCHE BANK SECURITIES INC.
                                         GOLDMAN, SACHS & CO.
                                         UBS WARBURG LLC

                                         By: /s/ Tim Davies
                                             ----------------------------------

                                         SALOMON SMITH BARNEY INC.

                                         Name: Tim Davies

                                         Title: Managing Director

                                         Acting severally on behalf
                                         of themselves as Managers
                                         and Underwriters and on
                                         behalf of the other several
                                         Underwriters named above.

                                         Accepted on the date set forth above:

                                         WORLDCOM, INC,

                                         By: /s/ Scott D. Sullivan
                                             ----------------------------------

                                         Name: Scott D. Sullivan

                                         Title: Chief Financial Officer